Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of September 11, 2007 (the “Effective Date”) by and between Alphatec Spine, Inc., a Delaware corporation with a principal place of business at 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92008 (“Licensee”), and Stout Medical Group LP, a limited partnership company organized under the laws of the state of Delaware, and having a place of business at 410 East Walnut Street, Suite #8, Perkasie, Pennsylvania 18944, (“Licensor”). Licensee and Licensor are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (as defined below); and

WHEREAS, Licensee desires to obtain a license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products (as defined below); and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any company, corporation, partnership, limited liability company, trust, or other business entity that directly or indirectly controls, is controlled by, or is under common control with a designated person or entity, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the

Disclosing Party. Any information in relation to the subject matter of this Agreement disclosed by a Party under that certain Mutual Confidentiality Agreement between the parties dated the 2d day of July 2007 shall, subject to the foregoing exceptions, be considered Confidential Information for purpose of this Agreement.

1.3 “First Commercial Sale” shall mean the date of the first transaction, transfer or disposition for value by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee to a Third Party of a Licensed Product in the United States following the applicable regulatory clearance by the FDA (as defined below).

1.4 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.5 “Joint Inventions” shall have the meaning given in Section 3.3.

1.6 “Licensor Indemnitees” and “Licensee Indemnitees” (each individually an “Indemnitee”) shall have the meaning given in Section 8.1.

1.7 “Licensed Field” shall mean the treatment of spinal vertebral body compression fractures.

1.8 “Licensed Patent Rights” shall mean any of the patent applications described in Schedule A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, registration, renewal, or extension, or any patent issuing therefrom or any supplementary protection certificates related thereto, and any foreign counterparts to any of the foregoing.

1.9 “Licensed Product” shall mean any product sold by Licensee, its Affiliates or Sublicensees that embodies or uses any aspect of the Licensed Patent Rights and/or the Licensed Technology.

1.10 “Licensed Technology” shall mean all Technology which:

1.10.1 Licensor controls as of the Effective Date and which (i) is described in or related to any patent or patent application included in the Licensed Patent Rights and (ii) is necessary or useful for Licensee to practice the license granted to it hereunder;

1.10.2 is developed by Licensor as a part of its efforts contemplated by Section 3.2;

1.10.3 Licensor controls after the Effective Date but during the Term and which (i) it has the right to disclose and license without the payment of royalties or other consideration to any Third Party and (ii) constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology as it exists on the date of determination, including Licensor’s interest in any Joint Inventions; and/or

1.10.4 Licensee controls after the Effective Date but during the Term and which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology as it exists on the date of determination.

1.11 “Net Sales” shall mean the gross amount invoiced or otherwise payable by Licensee, any of its Affiliates or any Sublicensee on account of sales or other transfers of a Licensed Product anywhere in the Territory during a designated period, less (to the extent otherwise then or previously included in amounts invoiced for such Licensed Product and in respect of which no previous deduction was taken):

1.11.1 trade, cash and quantity discounts or rebates actually allowed or taken on Licensed Products, including discounts or rebates to governmental or managed care organizations;

1.11.2 credits or allowances actually given or made for rejection of, and for uncollectible amounts (except to the extent later collected) on, or return of previously sold Licensed Products;

1.11.3 any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

1.11.4 any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge), other than franchise or income tax of any kind whatsoever; and

1.11.5 any import or export duties or their equivalent borne.

In addition, should Licensee be required, in order to lawfully exercise its rights as to a Licensed Product, obtain additional rights in a country to patents of any Third Parties which are not Affiliates of Licensee, which patents are (i) pending or issued on the Effective Date, and (ii) required for Licensee to practice the inventions described in the Licensed Patent Rights or Licensed Technology or exercise the license granted under this Agreement for reasons not attributable to a design selection made by Licensee for which alternative design selections not requiring such additional rights are available, then Licensee may also deduct from Net Sales with respect to a designated period the amount of the royalty Licensee is required to pay to such Third Party or Parties for such necessary rights to such patents with respect to such Licensed Product; provided that in no event (i) shall the amount of Net Sales for any designated period be reduced by more than [***] on account of royalties paid to Third Parties, and any amount so disallowed shall be lost and not carried forward and (ii) no such reduction shall be permitted with respect to additional rights obtained more than [***] after the First Commercial Sale in such country.

“Net Sales” shall not include amounts invoiced to or otherwise payable by Licensee, any of its Affiliates and/or any Sublicensees for Licensed Products sold or otherwise transferred to Licensee or any of its Affiliates and/or its Sublicensees, unless the Licensed Product is consumed by the invoiced entity.

1.12 “Product Trademark” shall mean the mark “V-Stent”, U.S. Trademark Application Serial Number 77273484.

1.13 “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.14 “Technology” shall mean all of the following intangible legal rights, whether or not filed, perfected, registered or recorded, applicable to the Licensed Field: (i) inventions, patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, industrial designs and design patents or any extensions thereof, (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations and (iii) any and all proprietary ideas, inventions, discoveries, Confidential Information, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary control and manufacturing data and materials, whether or not patentable.

1.15 “Term” shall have the meaning given in Section 9.1.

1.16 “Territory” shall mean all countries and jurisdictions of the world.

1.17 “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective Affiliates.

2. GRANT OF RIGHTS

2.1 License to Licensee.

2.1.1 Grant of License. Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), royalty-bearing license, including the right to grant sublicenses in accordance with Subsection 2.1.2, under the Licensed Patent Rights and Licensed Technology: (i) to conduct research and development in support of the licensed uses describe in clause (ii) of this Subsection, and (ii) to make, have made, import, export, use, offer for sale or sell Licensed Products in the Licensed Field, subject to the terms and conditions of this Agreement. In addition, Licensor hereby grants to Licensee an exclusive license, including the right to grant sublicenses in accordance with Subsection 2.1.2, to use and display the Product Trademarks in connection with the exercise of its rights under the license grant in clause (ii) of this Subsection, subject to the terms and conditions of this Agreement.

2.1.2 Right to Sublicense. Licensee shall have the right to grant sublicenses, subject to the terms of this Agreement, to all or any portion of its rights under the license granted pursuant to this Section.

2.2 Right of First Discussion in Relation to Sales of Licensed Patent Rights or Licensed Technology. In the event that Licensor decides to sell any of the Licensed Patent Rights or Licensed Technology (subject, of course, to this Agreement), it shall give prompt notice thereof to the Licensee. Such notice shall include a description of the Licensed Patent Rights or Licensed Technology to be sold. Thereafter, Licensee shall have [***] to notify Licensor whether Licensee is interested in commencing negotiations to obtain a fully-paid license to such Licensed Patent Rights or Licensed Technology in the Licensed Field. If Licensee does not give such notice within such [***] period, Licensor shall be entitled to sell such Licensed Patent Rights or Licensed Technology as it sees fit. If Licensee gives such written notice within such [***], the parties shall for a further [***] from the giving of such notice, or such longer time period as upon which the Parties mutually agree in writing, negotiate in good faith as to the terms of such fully-paid license in the Licensed Field, and Licensor shall not be entitled to commence negotiations with any Third Party with respect to the sale of such Licensed Patent Rights or Licensed Technology, or sell such Licensed Patent Rights or Licensed Technology, until the end of such [***] day or longer agreed-upon period, after which it shall be free to negotiate or sell such intellectual property as it sees fit.

2.3 Right of First Discussion as to New In-Field License. If, at any time during the term of the Agreement, Licensor acquires or develops intellectual property in respect of uses or applications within [***] (a “New In-Field Use”) which is not included in the Licensed Technology and which Licensor has the right to disclose and license without the payment of royalties or other consideration to any Third Party, it shall give prompt notice thereof to the Licensee. Such notice shall include a description of the intellectual property which Licensor has acquired or developed. Thereafter, Licensee shall have [***] to notify Licensor whether Licensee is interested in commencing negotiations to obtain a license to such rights (the “New In-Field License”). If Licensee does not give such notice within such [***] period, Licensor shall be entitled to license such intellectual property as it sees fit. If Licensee gives such written notice within such [***], the parties shall for a further sixty (60) days from the giving of such notice, or such longer time period as upon which the Parties mutually agree in writing, negotiate in good faith as to the terms of such New In-Field License, and Licensor shall not be entitled to commence negotiations with any Third Party in respect to a license of such intellectual property, or license such intellectual property, within the Licensed Field until the end of such [***] or longer agreed-upon period, after which it shall be free to negotiate or license such intellectual property as it sees fit. For the sake of clarity, this Section 2.2 does not apply to any intellectual property that is included in Licensed Technology and, as such, is subject to the license grant under Section 2.1.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1 Commercialization.

3.1.1 Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the development and commercialization of Licensed Products in the Licensed Field in the Territory. Without prejudice to Section 3.3 hereof, Licensee shall own all Technology resulting solely from the efforts of its agents, Affiliates and employees as a part of such development and commercialization, but for such purposes (or any other purpose of this Agreement) Licensor shall not be considered an agent of Licensee. All activities relating to development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense.

3.1.2 Diligence. After the Effective Date, Licensee will exercise commercially reasonable efforts to develop a Licensed Product, such commercially reasonable efforts to take into account the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors. Following the First Commercial Sale of a Licensed Product, the Licensee shall use commercially reasonable efforts to engage no less than [***] clinicians reasonably acceptable to Licensor to serve as “product champions” for such Licensed Product.

3.2 Licensor Assistance. Prior to the First Commercial Sale of a Licensed Product, Licensor agrees that it shall provide commercially reasonable assistance to the Licensee in connection with the development and commercialization of a Licensed Product as described in Schedule B hereto in exchange for the compensation also described in Schedule B. Licensor shall own all Technology resulting solely from the efforts of the agents, Affiliates and employees of Licensor as a part of such development and commercialization, (but for such purposes (or any other purpose of this Agreement) Licensee shall not be considered an agent of Licensor), but such Technology shall be deemed included in the Licensed Technology.

3.3 Joint Inventions. Technology conceived, developed or reduced to practice jointly by employees or consultants of Licensor and Licensee during the term hereof shall be jointly owned by them (“Joint Inventions”). For purposes of this Section 3.3 Technology that is the subject of a patent application shall be deemed to have been developed jointly by employees or consultants of Licensee and Licensor, and thus be a Joint Invention, if at least one employee or consultant of each of Licensee and Licensor is required to be named as an inventor in such application in order for such patent to be valid, and a comparable concept shall apply to Technology not the subject of a patent application. Subject to its right of abandonment or other forfeiture, Licensee shall be responsible, at its costs, for preparing, filing and, prosecuting patent applications which are available with respect to Joint Inventions in the [***] (and elsewhere as it may elect), using patent counsel reasonably chosen by Licensee, and for maintaining any patents obtained thereon. Licensee shall keep Licensor reasonably appraised as to the prosecution of each such patent application. Licensee agrees to send Licensor copies of all file histories and prosecution documents for each of the patent applications of the Licensed Patent Rights, within thirty (30) days of receipt by Licensor. Licensee shall have the right in its discretion to abandon or otherwise cause or allow to be forfeited, any patents or applications therefore as to Joint Inventions. Licensee shall give Licensor at least sixty (60) days written notice prior to abandonment or other forfeiture so as to permit, but not obligate, Licensor, to file, in the name of Licensor, for protection as to such patent or application, at its cost and expense, and Licensee shall have no interest in such patent or applications or underlying Joint Inventions (which shall thereupon cease to be Joint Inventions by shall rather be Confidential Information of Licensor). In any event each Party will, and will cause its employees and consultants to, provide any assistance and executed agreements and instruments as are reasonably requested by a Party which is seeking to obtain in accordance herewith patents or other protection with respect to any Joint Inventions.

3.4 Licensee License Grant. Licensee hereby grants to Licensor:

3.4.1 Non-exclusive License. a non-exclusive, fully-paid and royalty-free, perpetual license, including the right to grant sublicenses, under all Technology owned by Licensee as a result of the activities set forth in Section 3.1: (i) to conduct research and development in support of the licensed uses describe in clause (ii) of this Subsection, and (ii) to make, have made, import, export, use, offer for sale or sell any component or product for indications outside of the treatment of spinal disorders, subject to the terms and conditions of this Agreement; and

3.4.2 Exclusive License. an exclusive, fully-paid and royalty-free, perpetual license, including the right to grant sublicenses, under its interest in all Joint Inventions: (i) to conduct research and development in support of the licensed uses describe in clause (ii) of this Subsection, (ii) to make, have made, import, export, use, offer for sale or sell any component or product for indications outside of the treatment of spinal disorders, subject to the terms and conditions of this Agreement, and (iii) to prosecute at Licensor’s sole cost and for its sole benefit infringements of Joint Inventions within the scope of the licenses granted in clauses (i) and (ii) of this Subsection 3.4.2.

4. PAYMENTS AND ROYALTIES

4.1 Initial Payment; Milestone Payments, Payment of Royalties; Royalty Rates; Minimum Royalties; Milestone Payments.

4.1.1 Initial Payment. Licensee shall pay Licensor a lump-sum, fully-earned and non-refundable payment of [***] within three (3) business days of delivery by Licensor to Licensee of a preliminary specification for an initial Licensed Product as defined in Schedule C, which sum shall not be credited against or otherwise reduce any other amounts payable hereunder. Such delivery shall occur not later than [***].

4.1.2 Milestone Payments. Licensee shall pay Licensor milestone payments (each a “Milestone Payment”) in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below, unless this Agreement has been terminated prior to such due date. No Milestone Payments described in this Subsection 4.1.2 shall be credited against or otherwise reduce any other amounts payable hereunder.

Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.1.3 Royalty Payments. During the Term, Licensee shall pay to Licensor within thirty (30) days of the end of each calendar quarter earned royalties of [***] of Net Sales during such calendar quarter. Each royalty payment shall (i) be accompanied by a report specifying: the Net Sales (including an accounting of deductions taken in the calculation of Net Sales) and (ii) state the applicable exchange rate used in conversion from any foreign country’s currency to United States Dollars (which conversion shall be determined in accordance with Subsection 4.2.2). Earned royalties described in this Subsection 4.1.3 shall only be credited against minimum royalties which would otherwise be due as contemplated by Subsection 4.1.4 and shall not be credited against or otherwise reduce any other amounts payable hereunder.

4.1.4 Minimum Royalties. Licensee shall pay Licensor the following minimum annual royalty amounts in each calendar year listed next to such amount. No minimum annual royalty described in this Subsection 4.1.4 shall be credited against or otherwise reduce any other amounts payable hereunder. For a particular calendar year, in the event that the sum of the earned royalties on Net Sales timely paid in accordance with Subsection 4.1.3 above with respect to the four calendar quarters of such calendar year are less than the minimum annual royalty for such year designated below, the obligation to pay the difference to Licensor shall accrue on the last day of such calendar year and be payable by Licensee no later than [***] following the end of such calendar year:

Calendar Year Ending	Minimum Annual Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.1.5 One Royalty. Only one royalty shall be payable to Licensor hereunder for each sale of a Licensed Product, notwithstanding that more than one patent or patent claim reads upon such Licensed Product and/or such Licensed Product embodies or was made using one or more aspects of Licensed Technology.

4.2 Payment, Conversion and Withholding.

4.2.1 Payment. All payments hereunder shall originate in the United States and be made in United States dollars. Licensor hereby directs that all payments, save payments for services and expense reimbursement as contemplated by Section 3.2, be divided as follows and paid by wire transfer or other means reasonably selected by the payee to the following persons or as they shall direct from time to time:

[***]	[***]
[***]	[***]
[***]	[***]

4.2.2 Conversion. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.2.3 Tax Withholding; Restrictions on Payment. All taxes, assessments and fees of any nature levied or incurred on account of any payments from Licensee to Licensor accruing under this Agreement, by national, state or local governments, will be assumed and paid by Licensee, except taxes levied thereon as income to Licensor and if such taxes are required by applicable law to be withheld by Licensee they will be deducted from payments due to Licensor and will be timely paid by Licensee to the proper taxing authority for the account of Licensor, a receipt or other proof of payment therefore secured and sent to Licensor as soon as practicable. Licensee shall remit all payments to Licensor hereunder from within the United States.

4.3 Records Retention; Review.

4.3.1 Royalties. Licensee shall keep accurate books and accounts of the computation of the number of Licensed Products sold and the Net Sales of Licensee, its Affiliates and Sublicensees of Licensed Products, and shall cause such Affiliates and Sublicensees to keep such records of their respective sales of Licensed Products and Net Sales of Licensed Products, in sufficient detail to permit accurate determination of all figures necessary for verification of payments required to be paid hereunder, which books and accounts shall be maintained for at least three (3) years from the end of the calendar year to which they pertain.

4.3.2 Review. At the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, on a business day designated by Licensor upon at least thirty (30) days’ prior written notice to Licensee, Licensee shall permit, under confidentiality obligations with terms substantially the same as those hereunder, an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under Subsection 4.3.1. In the event such inspection reveals an underpayment, such underpayment shall be due and payable by Licensee within thirty (30) days of the date of such inspection, together with interest thereon from the date the amount due but unpaid was first due until the date paid, at the lower of 12% per annum or the maximum rate permitted by applicable law. Such inspection shall be at the expense of Licensor unless there is an underpayment that differs by greater than five percent (5%) from the amount that was otherwise due, in which event Licensee shall also pay the reasonable costs of the inspection. The foregoing is without prejudice to the right of Licensee to dispute the conclusion of the accountant, but such dispute shall not relieve Licensee of its obligation to pay interest and, under the circumstances described, costs of inspection as to amount actually due.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (b) comply with applicable laws, regulations (including those of the United States Securities Exchange Commission) or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to cooperate with such other Party in efforts to secure confidential treatment of such information required to be disclosed. Each Party agrees that any Confidential Information disclosed by a Party under that certain Mutual Confidentiality Agreement between the parties dated the 2nd day of July 2007 shall be protected by the obligations set forth therein through the date hereof and from and after the date hereof shall be protected by the obligations as to Confidential Information set forth herein so as to be continuously protected.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives in legal counsel’s files solely for the purpose of establishing the contents thereof.

5.3 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (i) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (ii) with respect to Licensee, to any prospective Sublicensees, or to investors, prospective investors, lenders and other potential financing sources, who are obligated to keep such information confidential. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, neither Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Certain Patent Filing, Prosecution and Maintenance. Subject to its right of abandonment or other forfeiture, Licensor shall be responsible, at its cost, for preparing, filing and prosecuting the patent applications listed in Schedule A, and available foreign counterparts to such patent applications in the [***] using patent counsel reasonably chosen by Licensor (which in any event includes [***]), and for maintaining any patents obtained thereon. Licensor shall keep Licensee reasonably appraised as to the prosecution of each such patent application. Licensor agrees to send Licensee copies of all file histories and prosecution documents for each of the patent applications of the Licensed Patent Rights, within thirty (30) days of receipt by Licensor. Licensor shall have the right in its discretion to abandon or otherwise cause or allow to be forfeited, any Licensed Patent Rights (each a “Discontinued Patent”). Licensor shall give Licensee at least sixty (60) days written notice prior to abandonment or other forfeiture of any such Discontinued Patent so as to permit Licensee to exercise its rights under Section 6.3.

6.2 Requests for Other Patent Filing, Prosecution and Maintenance. Licensee may reasonably request that Licensor seek patent protection of the Licensed Patent Rights and/or Licensed Technology in addition to that contemplated by Section 6.1 by written notice to Licensor.

6.3 Right to Effect Other Patent Filing, Prosecution and Maintenance. Subject to any right of another licensee existing as of the Effective Date of all or any part of the Licensed Patent Rights or Licensed Technology, as to any Discontinued Patent or as to any patent with respect to which Licensor refuses in its discretion to seek such additional patent protection in response to a request from Licensee in accordance with Section 6.2 (a “Refused Patent”), Licensee shall have the right, but not the obligation, to file, in the name of Licensor, for protection as to such Discontinued Patent or Refused Patent. Licensee shall bear all costs associated with the preparation, filing, prosecution and maintenance of all such Discontinued

Patents and Refused Patents; provided that Licensee shall have the right to deduct from Net Sales, on a country-by-country basis, [***] of the amount of such costs borne by Licensee with respect to each such Discontinued Patents and Refused Patents that Licensee has filed in such country in the name of Licensor. All such Discontinued Patents or Refused Patents filed by Licensee in the name of Licensor shall be included in the Licensed Technology. Nothing in this Section 6.3 shall be deemed to limit Licensor’s right to file, prosecute or maintain patent applications at its own expense in any country.

6.4 Notice of Infringement or Claims. If, during the Term, either Party learns of any (i) actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights or Licensed Technology, (ii) attack on the enforceability or validity of any Licensed Patent Rights or Licensed Technology, or (iii) claim by a Third Party alleging that the development or commercialization of a Licensed Product infringes or otherwise violates the intellectual property rights of such Third Party, then such Party shall promptly notify the other Party of the same and shall provide such other Party with available details as to and evidence of such infringement, suit or claim.

6.5 Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights or Licensed Technology in the Licensed Field. Such right includes the right to settle the infringement claim, provided that such settlement may not encompass matters beyond the scope of the license grant set forth in Section 2.1 and if such settlement would include Licensee’s agreement to the invalidity or unenforceability of any claim within the Licensed Patent Rights or Licensed Technology, Licensor must first approve in writing such settlement, which approval shall not be unreasonably withheld. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken by Licensee under this Section 6.5, shall applied as follows:

(a) first, to reimburse the cost of Licensee for its reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) second, to reimburse the costs of Licensor for its reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in such enforcement action;

(c) third, to Licensee in reimbursement for lost sales associated with Licensed Products and to Licensor in reimbursement for lost royalties, it being agreed that for such purpose such lost sales shall equate to Net Sales; and

(d) fourth, any amounts remaining shall be allocated to each Party on a pro rata basis based on each Party’s losses attributable to the infringement.

If Licensee brings any such action or proceeding hereunder, Licensor agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give Licensee reasonable assistance and authority to file and prosecute the suit. Licensee shall bear Licensor’s costs, including costs of responding to discovery, arising from involvement in such action or proceeding as and when incurred, subject to clause (a) of this Section 6.5; provided that in the event Licensor elects to actively participate in such action by counsel of Licensor’s own choice, the incremental expense thereof shall be Licensor’s, subject to clause (b) of this Section 6.5. In no event shall Licensor being a party to or represented in any such action by Licensee affect the right of Licensee to control the suit as described in the first sentence of this Section 6.5. If Licensee fails to take any action it is permitted to take by this Section 6.5 to obtain a discontinuance of such infringement or to bring suit against the infringer within four (4) months of having knowledge of such infringement, Licensor shall have the right but not the obligation to enforce the Licensed Patents Rights at its expense and for its sole benefit. For the avoidance of doubt, neither Licensee’s nor Licensor’s failure to enforce the Licensed Patent Rights in any way affects the rights granted to or responsibilities of Licensee under the Agreement.

6.6 Information and Updating. Each Party controlling any action to enforce the Licensed Patent Rights shall use commercially reasonable efforts to inform and update the other Party with respect to all material aspects of actual or potential enforcement actions, providing copies of all material documents in connection with any enforcement action and notice of any and all material developments, including, without limitation, any other challenges (threatened or pending) affecting the Licensed Patent Rights; provided that Licensor shall have no such obligation as to any enforcement action outside the Licensed Field.

7. REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Licensor. As of the Effective Date, Licensor represents and warrants to Licensee as follows:

7.1.1 it owns and controls the Licensed Patents Rights and Licensed Technology and has the right to grant the exclusive licenses within the Licensed Field free and clear of all encumbrances, and no Third Party has notified Licensor that the Third Party is claiming any ownership of or right to the Licensed Patents Rights or Licensed Technology;

7.1.2 it has not received any notice of invalidity or infringement of any of the Licensed Patent Rights or Licensed Technology; and

7.1.3 it is not a party to any agreements which would be inconsistent with the licenses granted herein or the exercise of the license granted under this Agreement.

7.2 Representations and Warranties of each Party. As of the Effective Date, each Party represents and warrants to the other as follows:

7.2.1 the execution, delivery and performance of this Agreement will not constitute a violation, be in conflict with, or result in a breach of any agreement or contract to which it is bound;

7.2.2 it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

7.2.3 the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

7.2.4 it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

7.2.5 it shall at all times comply with all applicable material laws and regulations relating to its activities under the Agreement

7.3 No Warranties. Nothing in this Agreement is or shall be construed as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of Third Parties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, EACH PARTY EXCLUDES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AMONG SUCH EXCLUDED REPRESENTATIONS AND WARRANTIES ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. INDEMNIFICATION

8.1 Indemnification.

8.1.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any claims, liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitee, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of or related to (i) the design, development, testing, production, manufacture, supply, promotion, marketing, importation, sale, use or instructions for use of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement, including without limitation any claims that (a) the design of any Licensed Product by Licensee infringed the intellectual property right of any Third Party or (b) any Licensed Product manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement caused the death of any person or any injury to any person or property, (ii) any material breach of any representation or warranty by Licensee in Article 7 of this Agreement.

8.1.2 Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensee Indemnitees”) from and against any claims, liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitee, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of any material breach of any representation or warranty by Licensor in Article 7 of this Agreement.

8.2 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party seeking indemnification, on behalf of itself and such Indemnitee, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

9. TERM AND TERMINATION

9.1 Expiration. The term of this Agreement shall commence on the Effective Date and expire [***] after the First Commercial Sale (the “Term”). Following the Term, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products in the Licensed Field.

9.2 Termination Rights for Breach and Voluntary Termination.

9.2.1 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective ninety (90) days after giving written notice to the breaching Party of such termination, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not to be material within the aforesaid ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.2.2 Voluntary Termination. Licensee shall have the right to terminate this Agreement effective as of the first day of any calendar year upon not less than ninety (90) days prior written notice to Licensor.

9.3 Effects of Termination.

9.3.1 Certain Effects of Termination. Upon any termination of this Agreement: (i) as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder, and any sublicense granted by Licensee to any Sublicensee, shall terminate automatically, (ii) all payment or other rights or obligations accrued hereunder prior to termination shall survive the expiration or termination of the Term; (iii) except in respect of a termination by Licensor under Subsection 9.2.1, Licensee and its Affiliates and Sublicensees shall have the right, for [***] or such longer time period as upon which the Parties mutually agree in writing, to sell or otherwise dispose of all finished Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement and (iv) by Licensor under Subsection 9.2.1 or by Licensee under Subsection 9.2.2, Licensee shall not, nor shall it permit its Affiliates to, for a period of [***] following such termination in the event such termination is effective prior to the First Commercial Sale and for a period of [***] following such termination in the event such termination is effective on or after the First Commercial Sale, engage in any business anywhere in the Territory, whether as a sole proprietor, partner, shareholder, consultant, agent, independent contractor, trustee or otherwise, to hold any beneficial interest in any business, incorporated or otherwise, which designs, develops, tests, produces, manufactures, supplies, promotes, markets, imports or sells any product in the Licensed Field, or any component thereof (a “Competing Business”), derive any income from any interest in a Competing Business, or provide any service or assistance to a Competing Business; provided that the foregoing will not restrict Licensee from owning a passive interest of less than five percent (5.0%) of the outstanding stock of a corporation engaged in a Competing Business.

9.4 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.5 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 3.3, 3.4, 4.3, 7.3, 9.3, 9.4, 9.5 and Articles 5, 8, 10, and 11 (to the extent relevant) shall survive the expiration or termination of this Agreement.

10. DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. Said designated senior officials are as follows:

For Licensee: President and Chief Executive Officer

For Licensor: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the sixty (60) day period, either Party may invoke the provisions of Section 10.2.

10.2 Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with such rules. Any such arbitration shall be held in New York, New York. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New York. The arbitrator shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11. MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by nationally-recognized overnight courier service providing evidence of receipt, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	Stout Medical Group LP 410 East Walnut Street, Suite #8, Perkasie, Pennsylvania 18944 (215) 450-8860 (ext. 102) Attn: Chief Executive Officer

With a copy to:	Hawk Healthcare, LLC Attn: William F. Shea 48 Ledyard Rd. West Hartford, CT 06117 Phone: 860-523-9180 Fax: 860-523-9181

With a copy to:	Oppenheimer Wolff & Donnelly Plaza VII Building, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402 (612) 607-7397 Attn: Dennis P. Whelpley

If to Licensee:	Alphatec Spine, Inc. 2051 Palomar Airport Road, Suite 100 Carlsbad, CA 92011 (760) 431-9286 (ext. 169) Attn: President and CEO

With a copy to:	Heller Ehrman LLP Times Square Tower 7 Times Square New York, New York 10036 Attention: Blaine Templeman Telephone: (212) 847-8572 Fax: (212) 763-7600 Email: blaine.templeman@hellerehrman.com

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by nationally-recognized overnight courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York.

11.3 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.4 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties. Without limiting the foregoing or the remaining terms hereof, and for the avoidance of doubt, the terms of that certain Mutual Confidentiality Agreement between the parties dated the 2d day of July 2007 shall not apply to the transactions contemplated by, or Confidential Information exchanged in connection with, this Agreement, but shall otherwise remain in full force and effect in accordance with its terms. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties; provided that no modification to this Agreement may be made without the prior written consent of [***] if such modification both: (i) will materially and adversely affect the stream of payments made directly to [***] under Subsection 4.2.1 hereof and (ii) does not proportionately effect the parallel payments made to Licensor under such Subsection.

11.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other Party; provided that a Party may freely assign this Agreement, including all rights and obligations hereunder, at any time to any entity acquiring in the same transaction substantially all of such Party’s business and assets, including those to which this Agreement relates, whether by way of sale, merger, consolidation or other transaction without the prior written consent of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.7 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.8 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, for so long as and to the extent that such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.9 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.10 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not thereby materially diminished. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.11 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.12 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction.

11.13 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.14 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15 Trademark Matters.

11.15.1 Licensee acknowledges that Licensor is the sole and exclusive owner of the Product Trademark within and without the Territory. All goodwill resulting from use of the Product Trademark by Licensee shall at all times inure solely to the benefit of Licensor. Licensee agrees that Licensor shall have the exclusive right to apply for registration, and extensions thereof, of the Product Trademark with respect to any and all products and services. Licensee will not register or cause to be registered the Product Trademark or any mark confusingly similar thereto with any national, state or provincial or other governmental authority.

11.15.2 In order to insure the necessary supervision and control by Licensor over the content, quality, material and workmanship of the Licensed Products and other materials (including advertising) bearing or using the Product Trademark, Licensee will (i) comply with good trademark practice, (ii) cause the form and content of all labels to be used by Licensee displaying the Product Trademark to include indications of registration as may be required by the laws of the applicable portion of the Territory, (iii) wherever the Product Trademark appears to the public or the trade, whether on advertising or promotional material or otherwise, cause the Product Trademark to be in a form required by Licensor and (iv) publish, where necessary or appropriate to preserve and protect Licensor’s rights in and to the Product Trademark, Licensor’s ownership of the Product Trademark legibly and conspicuously when it is visible to the public or the trade, whether on advertising or promotional material or otherwise. Licensee will upon request furnish without charge to Licensor for approval, such approval not to be unreasonably withheld, representative samples of any materials bearing the Product Trademark. After the approval of Licensor has been obtained for such samples, Licensee shall not depart therefrom in any material respect without obtaining prior approval from Licensor, such approval not to be unreasonably withheld.

11.15.3 Licensee agrees that it will not at any time dispute or contest: (i) the validity of the Product Trademark and/or any registrations thereof, whether now existing or hereafter obtained, (ii) the exclusive ownership by Licensor, its successors or assigns, of the Product Trademark and/or of any registrations thereof, whether now existing or hereafter obtained, (iii) the exclusive ownership by Licensor of the present and future goodwill of the business pertaining to the Product Trademark and (iv) Licensor’s right to grant to Licensee the rights and privileges conferred by this Agreement as to the Product Trademark.

11.15.4 Licensee shall notify Licensor in writing as soon as practicable of any possible infringement of the Product Trademark which comes to the attention of Licensee.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

ALPHATEC SPINE, INC.:		STOUT MEDICAL GROUP LP:
By: Stout Medical Group, Inc.
Its: General Partner

By:	/s/ Dirk Kuyper	By:	/s/ Tom Molz
	Name: Dirk Kuyper		Name: Tom Molz
	Title: President and CEO		Title: President

Schedule A

Licensed Patent Rights

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Schedule B

Assistance and Compensation

[***]

Schedule C

Preliminary Specification for an Initial Licensed Product

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